Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-130789-06

              Original Message

From: [Identifying Information Redacted]

Sent: Wednesday, June 06, 2007 10:27 AM

Subject: *New Issue CMBS: BSCMS 2007-PWR16**LAUNCH**(External)

** BSCMS 2007-PWR16 ** $3.3Bn Fixed Rate CMBS

Co-Lead Bookrunning Managers: Bear Stearns, Morgan Stanley

Rating Agencies: Moody’s, Fitch

Structure:

CL	SIZE($MM)		MDYS/FIT	C/E	A/L	PRIN	WIN	LAUNCH
A1	83.0		Aaa/AAA	30.000%	3.39	1-56	S+11
A2	681.0		Aaa/AAA	30.000%	4.87	56-60	S+22-23	SUBJECT
A3	58.2		Aaa/AAA	30.000%	6.71	80-84	S+33	SUBJECT
AAB	130.7		Aaa/AAA	30.000%	7.29	60-112	S+27	SUBJECT
A4	954.4		Aaa/AAA	30.000%	9.76	112-119	S+28	SUBJECT
A1A	412.5		Aaa/AAA	*** NOT OFFERED ***
AM	331.4		Aaa/AAA	20.000%	9.87	119-119	S+32	SUBJECT
AJ	273.4		Aaa/AAA	11.750%	9.94	119-120	S+37-38	SUBJECT
*B	33.1		Aa1/AA+	10.750%	9.96	120-120	S+42	SUBJECT
*C	33.1		Aa2/AA	9.750%	9.96	120-120	S+45	SUBJECT
*D	33.1		Aa3/AA-	8.750%	9.96	120-120	S+52	SUBJECT
*E	20.7		A1/A+	8.125%	9.96	120-120	S+57	SUBJECT
*F	24.9		A2/A	7.375%	9.96	120-120	S+65	SUBJECT
*G	29.0		A3/A-	6.500%	9.96	120-120	S+74	SUBJECT
*H	41.4		Baa1/BBB+	5.250%	9.96	120-120	S+105-110	SUBJECT
*J	33.1		Baa2/BBB	4.250%	9.96	120-120	S+135-140	SUBJECT
*K	33.1		Baa3/BBB-	*** NOT OFFERED ***
*X	3,313.9	**	Aaa/AAA	N/A	N/A	N/A

*	Subject to rule 144A
**	Notional Balance

Expected Timing:

• Launch & Price: Today, June 6th

• Settlement: June 27

• Conference Call Replay:

Domestic Dial-In:	1-703-925-2533
International Dial-In:	1-888-266-2081
Passcode: 1093708

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, this communication relating to:

(1) these materials not constituting an offer (or a solicitation of an offer),

(2) no representation that these materials are accurate or complete and may not be updated, or

(3) these materials possibly being confidential,

are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

For informational purposes only; not Bear Stearns (BSC) research product; not a recommendation, offer or solicitation of any security. BSC may have underwritten, have positions, effect trades or make markets in the securities. Data is as of this date; no obligation to update. Data from sources believed reliable; accuracy not guaranteed and subject to change without notice. Securities may not be suitable for all; contact your BSC rep for further info. Trade recaps for your information at your request; not a confirmation. Discrepancies governed by the confirmation. BSC not responsible for your use of this information. BSC a member of the NYSE. NASD and SIPC. Copyright Bear, Stearns & Co. Inc.

Bear Stearns is not responsible for any recommendation, solicitation, offer or agreement or any information about any transaction, customer account or account activity contained in this communication.

For informational purposes only; not Bear Stearns (BSC) research product; not a recommendation, offer or solicitation of any security. BSC may have underwritten, have positions, effect trades or make markets in the securities. Data is as of this date; no obligation to update. Data from sources believed reliable; accuracy not guaranteed and subject to change without notice. Securities may not be suitable for all; contact your BSC rep for further info. Trade recaps for your information at your request; not a confirmation. Discrepancies governed by the confirmation. BSC not responsible for your use of this information. BSC a member of the NYSE. NASD and SIPC. Copyright Bear, Stearns & Co. Inc.

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